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                                                                  EXHIBIT 3(i).1

                           MTI TECHNOLOGY CORPORATION

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                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                (PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL
                                CORPORATION LAW)

                                 ---------------

      MTI Technology Corporation, a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation as of June 17, 2004, in accordance with Section 141(c) of the Delaware General Corporation Law:

      RESOLVED, that a series of Preferred Stock, the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock of all classes and series) are as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

      A total of Five Hundred Sixty Seven Thousand (567,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Convertible Preferred Stock" ("Series A Preferred Stock") with such series having the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

      1.    Dividends.

            (a) Dividend Rate. The holders of shares of Series A Preferred Stock shall be entitled, out of funds legally available therefor, to receive cumulative dividends at the rate per annum equal to eight percent (8%) (subject to adjustment in accordance with Section 6(b) below) of the Stated Value (as defined below) per share, payable only when, as and if declared by the Board of Directors of the Corporation (the "Board"). Such dividends shall be calculated on the basis of a 365-day year, shall accumulate daily with respect to each share of Series A Preferred Stock commencing on the Series A Original Issue Date (as defined below) and until such share is no longer outstanding, shall compound annually to the extent not previously paid, and shall accumulate whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. For the purposes hereof, the "Stated Value" shall initially be $26.4645 per share, which shall be subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the Series A Original Issue Date affecting the shares of Series A Preferred Stock.

            (b) Dividend Payments. Dividends declared on Series A Preferred Stock by the Board pursuant to Section 1(a) above shall be payable in cash. If the Corporation elects to pay less than all of such accumulated dividends, an equal amount of the dividends declared shall be paid with respect to each share of Series A Preferred Stock.

            (c) Prohibition on Other Dividends. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock, and then only at such times as the Corporation is in compliance with its obligations hereunder) on shares of Junior Stock (as defined below) unless dividends equal
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      to the full amount of accumulated and unpaid dividends on the Series A
      Preferred Stock have been declared and have been, or are then being simultaneously, paid. For purposes hereof, "Junior Stock" shall mean the Common Stock, par value $0.001 per share, of the Corporation ("Common Stock") and any other class or series of equity securities of the Corporation not expressly ranking senior to or on parity with the Series A Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up.

      2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

            (a) Payments to Holders of Series A Preferred Stock.

                  (i) In the event of any Liquidation (as defined below), the
            Corporation shall pay the holders of shares of Series A Preferred Stock then outstanding out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share (the "Series A Liquidation Amount") equal to:

                        (A) if the Liquidation occurs prior to the date that is six (6) months after the Series A Original Issue Date, such amount per share as would be payable if each such share had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation; or

                        (B) if the Liquidation occurs on or subsequent to the date that is six (6) months after the Series A Original Issue Date, the greater of:

                              (I) the sum of (x) the Stated Value plus (y) any accumulated but unpaid dividends and (z) such amount per share as would be payable if each such share (excluding any accumulated but unpaid dividends thereon) had been converted into Common Stock pursuant to
                                    Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation after the payment to the holders of Series A Preferred Stock of the amounts set forth in clauses
                                    (x) and (y) above; or

                              (II) the sum of (x) the Stated Value plus (y) such amount per share as would be payable if each such share (including any accumulated but unpaid dividends thereon) had been converted into Common Stock pursuant to
                                    Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation after the payment to the holders of Series A Preferred Stock of the amount set forth in clause (x) above.

                  (ii) The Corporation shall use its reasonable best efforts to pay the Series A Liquidation Amount to the holders of shares of Series A Preferred Stock within fifteen (15) days after consummation of the event constituting the Liquidation.

                  (iii) If upon any such Liquidation the remaining assets of the
            Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any Parity Stock (as defined below) the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them

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            upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (iv) For purposes hereof, "Parity Stock" shall mean any class or series of equity securities of the Corporation expressly on parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated but unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

                  (v) For purposes hereof, a "Liquidation" shall mean any of the following: (A) a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) a Deemed Liquidation Event (as defined below).

            (b) Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock, any Parity Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series A Preferred Stock, upon any such Liquidation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

            (c) Deemed Liquidation Events.

                  (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a "Deemed Liquidation Event"):

                        (A) a merger, consolidation, recapitalization, reorganization or other transaction in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such transaction, except any such merger, consolidation, recapitalization, reorganization or other transaction involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, recapitalization, reorganization or other transaction, at least fifty-one percent (51%), by voting power and economic interest, of the capital stock of either the surviving or resulting corporation, or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

                        (B) the sale, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation.

                  (ii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

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            (d) The Corporation shall mail written notice of any Liquidation to each holder of Series A Preferred Stock not less than twenty (20) days prior to the payment date or effective date thereof.

      3.    Voting.

            (a) General Voting Rights. On any matter (other than the election of directors) presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible pursuant to Section 4 below as of the record date for determining stockholders entitled to vote on such matter; provided, however, that in no event shall any share of Series A Preferred Stock be entitled to more votes than the Maximum Per Share Preferred Vote (as defined below). Except as provided by law or by the provisions of Section 3(b) or 3(c) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

            As used herein, the "Maximum Per Share Preferred Vote" for each share of Series A Preferred Stock shall be 8.5369 (such number to be adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar adjustments to the Corporation's capital stock).

            (b) Elections of Directors.

                  (i) Subject to Section 3(b)(ii) below, the holders of the
            shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect, by written consent or affirmative vote of the holders of a majority of the shares of Series A Preferred Stock outstanding on the record date for the applicable election, one (1) person to the Board (the "Series A Director").

                  (ii) The holders of the Series A Preferred Stock shall not be entitled to elect a Series A Director pursuant to Section 3(b)(i) above if, at the time of such election, the result of the following calculation is less than five tenths (0.5):

                        (A) the total number of directors to be on the Board immediately following such annual meeting; multiplied by

                        (B)   a fraction of which:

                              (I) the numerator shall be the number of votes to which the Series A Preferred Stock is entitled pursuant to Section 3(a) above for all shares of Series A Preferred Stock outstanding on the record date for such election, and

                              (II) the denominator shall be the sum of (x) the total number of shares of Common Stock outstanding as of the record date for such election, (y) the number of votes to which the Series A Preferred Stock is entitled pursuant to Section 3(a) above for all shares of Series A Preferred Stock outstanding on the record date for such election, and (z) for each other security of the Corporation entitled to vote in an election for directors as of the record date for such election, the number of votes such other securities are permitted to have under
                                    (1) the Certificate of Incorporation

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                                    of the Corporation, (2) any Certificate of
                                    Designation of the Corporation or (3) any applicable law, rule or regulation.

                  (iii) A vacancy in any directorship filled by the Series A
            Director shall be filled, subject to Section 3(b)(ii) above, only by written consent or affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

            (c) Series Voting Rights. The Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

                  (i) amend the Certificate of Incorporation, including this Certificate of Designation or the Bylaws of the Corporation, so as to amend, alter or repeal the powers, preferences or special rights of the Series A Preferred Stock in a manner that adversely affects the rights, preferences or privileges of the holders of Series A Preferred Stock;

                  (ii) authorize, designate or issue, or amend the terms of, any Parity Stock or any class of stock of the Corporation ranking senior to the Series A Preferred Stock as to the payment of dividends or as to distribution of assets upon Liquidation ("Senior Stock");

                  (iii) amend, alter or repeal the Bylaws of the Corporation in any way that is inconsistent with this Certificate of Designation;

                  (iv) increase the number of directors of the Corporation to more than eight (8) directors, or change the classification and terms of the Board members to other than three (3) classes with the members of each class serving a term of three (3) years;

                  (v) redeem, retire, repurchase or acquire, directly or indirectly (including through a Corporation Subsidiary (as defined below)) any shares of Junior Stock of the Corporation (including securities convertible into or exchangeable for such capital stock), other than repurchases of Common Stock from employees and consultants who received the stock in connection with their performance of services at cost upon termination of employment or service;

                  (vi) redeem, retire, repurchase or acquire directly or indirectly (including through a Corporation Subsidiary) any shares of Senior Stock or Parity Stock other than in accordance with the terms of such Senior Stock or Parity Stock approved pursuant to Section 3(c)(ii) above;

                  (vii) effect, or enter into an agreement to effect, any
                        merger, consolidation, recapitalization, reorganization or other similar transaction involving the Corporation or any Corporation Subsidiary (other than transactions to effect an internal reorganization of the Corporation and/or the Corporation Subsidiaries); provided, however, that this Section 3(c)(b)(vii) shall only apply to a Corporation Subsidiary if it represents greater than five percent (5%) of the Corporation's consolidated gross revenues (a "Significant Subsidiary"); and

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                 (viii) effect, or adopt any plan to effect, any liquidation, dissolution or winding up of the Corporation;

                 (ix) sell or otherwise transfer, in a single transaction or series of related transactions, any assets of the Corporation or a Significant Subsidiary other than sales in the ordinary course of business consistent with past practices;

                 (x) acquire all or substantially all of the assets of, or stock of any class of or other equity interest in, any other corporation, partnership, limited liability company, joint venture, association, joint stock company or trust where the aggregate consideration paid by the Corporation for such acquisition is greater than $5,000,000; or

                 (xi) incur, or permit any Corporation Subsidiary to incur, indebtedness for borrowed money (which shall not include trade payables or indebtedness of Corporation Subsidiaries owed to the Corporation or other intercompany indebtedness) in excess of $1,000,000 in the aggregate (excluding indebtedness of the Corporation and the Corporation Subsidiaries for borrowed money that is outstanding on the Series A Original Issue Date or that is borrowed after the Series A Original Issue Date pursuant to the revolving line of credit existing on the Series A Original Issue Date)).

      For purposes hereof, the term "Corporation Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Corporation (or another Corporation Subsidiary) holds stock or other ownership interests representing (1) more that fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (2) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

      4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Subject to Section 4(a)(i) below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Stated Value of such shares plus any accumulated and unpaid dividends by (ii) the Conversion Price (as defined below) in effect on the Conversion Date (as defined below).

                  (i) Notwithstanding Section (a) above, if a holder of Series A
            Preferred Stock (a "Converting Holder") seeks to convert any shares or Series A Preferred Stock and accumulated and unpaid dividends pursuant to this Section 4(a) and the Corporation would thereby be issuing a number of shares of Common Stock which, when added to the number of shares of Common Stock, if any, issued pursuant to prior conversions of Series A Preferred Stock (including in respect of dividends), would exceed the Conversion Threshold (as defined below), then (x) the Converting Holder shall only be entitled to convert such amount of Series A Preferred Stock, if any, as would result in the issuance of an aggregate number of shares of Common Stock to the holders of Series A Preferred Stock which, when added to the aggregate number of shares of Common Stock issued upon prior conversions of Series A Preferred Stock (including in respect of dividends), would not exceed the Conversion Threshold, and (y) the Corporation shall redeem for cash, for a price equal to the Stated Value plus accumulated and

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            unpaid dividends, any portion of such Series A Preferred Stock
            (including accumulated and unpaid dividends) not then convertible by reason of the Conversion Threshold to the Converting Holder within thirty (30) days after the Conversion Date (as defined below).

                  (ii) The "Conversion Price" initially shall be $2.64645, and such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The "Conversion Threshold" initially shall be equal to Six Million Eight Hundred Eighty Thousand One Hundred Thirty Nine (6,880,139) shares of Common Stock, which number of shares shall be adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar adjustments to the Corporation's capital stock.

                  (iii) In the event of a notice of redemption of any shares of
            Series A Preferred Stock pursuant to Section 5 or 6 below, the Conversion Rights of the shares of Series A Preferred Stock designated for redemption shall terminate at 5:00 p.m., Pacific time, on the last full day preceding the applicable Redemption Date (as defined below), unless the Redemption Price (as defined below) is not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid, or tendered for payment, in full.

                  (iv) In the event of a Liquidation, the Conversion Rights
            shall terminate at 5:00 p.m., Pacific time, on the tenth (10th) business day following the receipt of the notice of the Liquidation by the holders of the Series A Preferred Stock; provided, however, that if such Liquidation is not consummated within ninety (90) days after the mailing of such notice, the Conversion Rights shall be deemed to have not terminated and shall thereafter continue in full force and effect.

                  (v) For the purposes of this Section 4(a), "Redemption Date"
            shall mean any Call Date (as defined below) or Put Date (as defined below) and "Redemption Price" shall mean, as applicable, the Call Price (as defined below) or the Put Price (as defined below).

            (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock pursuant to this
      Section 4. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price. The Corporation shall, as soon as practicable after the Conversion Date, and in no event later than three (3) days after the Conversion Date, pay to such holder any cash payable in lieu of any such fraction of a share.

            (c) Mechanics of Conversion.

                  (i) In order for a holder of Series A Preferred Stock to
            convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall deliver to the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) a written notice (the "Conversion Notice") that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. The Conversion Notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The date specified by the holder in the notice shall be the conversion date or, if no date is specified in the Conversion Notice, the conversion date shall be the date the Conversion Notice is delivered to the Corporation (such date, as determined in accordance with the notice provisions hereof, the "Conversion Date"). On or before the Conversion Date, the holders shall surrender a certificate or certificates for

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            the shares to be converted (or an affidavit of loss and indemnity agreement relating thereto) to the office of the transfer agent for the Series A Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If required by the Corporation, certificates surrendered for conversion shall be accompanied by a written instrument evidencing such holder's desire to convert a specified number of shares of Series A Preferred Stock, duly executed by the registered holder or such holder's attorney duly authorized in writing. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to such holder a new certificate representing the remaining shares of Series A Preferred Stock. Upon conversion of any Series A Preferred Stock, the Corporation shall promptly (but in no event later than three (3) days after the Conversion Date) issue or cause to be issued and cause to be delivered to, or upon the written order of, such holder (or former holder, as the case may be) of Series A Preferred Stock and in such name or names as such holder may designate, a certificate for the shares of Common Stock issuable upon such conversion, free of restrictive legends unless such shares of Common Stock are not then freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. The shares of Common Stock issuable upon conversion of the shares represented by the certificate or certificates delivered to the Corporation shall be deemed to be outstanding as of the Conversion Date. Such holder, or any person so designated by such holder to receive such shares of Common Stock, shall be deemed to have become the holder of record of such shares of Common Stock as of the Conversion Date. If and when such shares of Common Stock may be freely transferred pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement, the Corporation shall use its best efforts to deliver such shares of Common Stock electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, and shall issue such shares of Common Stock in the same manner as dividend payment shares are issued pursuant to Section 1(b)(iii) above.

                  (ii) The Corporation covenants that it shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized but unissued and otherwise unreserved shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock or, if the number of shares of Common Stock so reserved is insufficient, the Corporation shall take any corporation action that is necessary to make available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock within thirty (30) days after the occurrence of such deficiency. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

                  (iii) Upon any such conversion, shares of Common Stock issued upon conversion of such shares of Series A Preferred Stock shall not be deemed Additional Shares of Common Stock (as defined below) and no adjustment to the Conversion Price shall be made for any accumulated but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                  (iv) All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except for the right of the holders

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            thereof to receive shares of Common Stock and cash, if any, in accordance with Sections 4(b) and 4(c) above. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for action by the holders of Series A Preferred Stock or any other stockholders) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

                  (v) The Corporation shall pay any and all issue and other
            similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

            (d) Adjustments to Conversion Price for Dilutive Issuances.

                  (i) Definitions. For purposes hereof, the following definitions shall apply:

                        (A) "Option" shall mean any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                        (B) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

                        (C) "Series A Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued, regardless of the number of times the transfer of such share shall be made on the Corporation's stock transfer records and regardless of the number of certificates that may be issued to evidence such share.

                        (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than shares of Common Stock issued, issuable or deemed issued:

                              (I)   by reason of a dividend, stock split,
                                    split-up or other distribution on shares of Common Stock that is covered by Section 4(f) or 4(g) below;

                              (II) by reason of Options granted or stock issued with the approval of the Board to employees, officers or directors of the Corporation or any Corporation Subsidiary pursuant to an equity incentive plan approved by the stockholders of the Corporation, provided that (x) for grants or issuances under any plan other than a Series A Approved Plan, the exercise price of such Options or the purchase price of such stock is equal to or greater than the Fair Market Value of the Common Stock on the date such Options are granted or such stock is issued, and (y) for grants or issuances of stock under any Series A Approved Plan, the exercise price of such Options or the purchase price of such stock represents a discount of no more than fifteen percent (15%) from the Fair Market Value of the Common Stock on the date such Options are granted or such stock is issued. For purposes hereof, a "Series A Approved Plan" shall mean (i) the Corporation's Employee Stock Purchase Plan or any similar or replacement plan, (ii) any stock option or equity incentive plan of the Corporation in effect as of the Series A Original Issue Date, and (iii) any stock option or equity incentive plan of the Corporation adopted after the Series A Original Issue Date by either a majority the Board, which majority includes the Series A Director, or approved by a majority of the holders of the Series A Preferred Stock;

                              (III) by reason of Options granted or stock issued
                                    with the approval of the Board to
                                    consultants to the Corporation or any
                                    Corporation Subsidiary or to any other
                                    person (other than grants or issuances to persons described in Section 4(d)(i)(D)(II) above) pursuant to an equity incentive plan approved by the stockholders of the Corporation, provided that the exercise price of such Options or the purchase price of such stock is equal to or greater than the Fair Market Value of the Common Stock on the date such Options are exercised or such stock is issued;

                              (IV) by reason of the warrants to purchase Common Stock issued on the Series A Original Issue Date pursuant to that certain Securities Purchase Agreement dated as of the Series A Original Issue Date; or

                              (V) in connection with any transaction with any strategic investor, vendor or customer, lessor, customer, supplier, marketing partner, developer or integrator or any similar arrangement, or any acquisition, in each case the primary purpose of which is not to raise equity capital, provided that
                                    (1) the purchase price for the shares of Common Stock to be issued in connection with such transaction is equal to or greater than the Fair Market Value of the Common Stock on the date of the closing of the transaction and (2) such transaction is approved by the Board.

                        (E) "Fair Market Value" shall mean, as of any given date, either (1) the fair market value as determined under the relevant equity incentive plan, or (2) if the relevant equity incentive plan does not provide for such determination, an amount equal to the average closing price per share of Common Stock on the Nasdaq Stock Market for the twenty (20) trading days prior to (and not including) such date.

                  (ii) No Adjustment of Conversion Price. No adjustment in the
            Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 4(d)(v) below) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, no adjustment in the Conversion Price shall be made if, prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series A Preferred Stock then outstanding agreeing that no such adjustment shall be made as a result of such issuance or deemed issuance.

                  (iii) Issue of Securities to be a Deemed Issue of Additional
            Shares of Common Stock.

                        (A) If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Section 4(d)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

                        (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 4(d)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted prospectively to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                        (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Section 4(d)(i)(D) above), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 4(d)(iv) below (either because the consideration per share (determined pursuant to Section 4(d)(v) below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

                        (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 4(d)(iv) below, the Conversion Price shall be readjusted prospectively to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

                        (E) No adjustment in the Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

                  (iv) Adjustment of Conversion Price Upon Issuance of
            Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii) above), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction,
            (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that, (i) all shares of Common Stock issuable upon conversion or exercise of shares of Series A Preferred Stock, Options or Convertible Securities outstanding immediately prior to such issue or upon exercise of such securities shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding shares of Series A Preferred Stock shall be determined without giving effect to any adjustments to the Conversion Price resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

                  (v) Determination of Consideration. For purposes of this
            Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                        (A)   Cash and Property. Such consideration shall:

                              (I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                              (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the members of the Board other than any member who will receive such property; and

                              (III) in the event Additional Shares of Common
                                    Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the members of the Board other than any member who will receive such consideration.

                        (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

                              (I)   the total amount, if any, received or
                                    receivable by the Corporation as
                                    consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                              (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vi) Multiple Closing Dates. In the event the Corporation
            shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 4(d)(iv) above, and such issuance dates occur within a period of no more than sixty
            (60) days, then, upon the final such issuance, the Conversion Price shall be readjusted prospectively to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

            (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date (i) effect a subdivision of the outstanding Common Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Series A Preferred Stock, or (ii) combine the outstanding shares of Series A Preferred Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Common Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series A Original Issue Date (x) combine the outstanding shares of Common Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Series A

      Preferred Stock, or (y) effect a subdivision of the outstanding shares of Series A Preferred Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Common Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased, as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                  (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                  (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

        provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive
        (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

            (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock to be received upon such conversion, the kind and amount of securities of the Corporation, cash or other property that they would have been entitled to receive had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that no such provision shall be made if the holders of Series A Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

            (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(c) above, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (which is not a Liquidation) in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraph (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this
      Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

            (i) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 4 shall be made to the nearest one tenth of a cent ($0.001), with five one hundredths of a cent ($0.0005) rounded down. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than one cent ($0.01); provided, however, that any adjustments which by reason of this Section 4(j) are not required to be made will be carried forward and given effect in any subsequent adjustment. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (j) Certificate as to Adjustments. Upon the occurrence of each adjustment pursuant to this Section 4, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. The Corporation will promptly deliver a copy of each such certificate to each holder of Series A Preferred Stock and to the Corporation's Transfer Agent. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of Series A Preferred Stock.

            (k) Notice of Record Date. In the event:

                  (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

                  (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

                  (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

        then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Any notice required under this Section 4(l) shall be sent at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

            (l) No Impairment. The Corporation shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

      5.    Redemption at the Option of the Corporation.

            (a)   Corporation's Right to Redeem.

                  (i) At any time, and from time to time, on or after the fifth
            (5th) anniversary of the Series A Original Issue Date, the Corporation may, in its sole discretion, redeem all or any portion (provided that such portion would be deemed as "substantially disproportionate" under Section 302(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), or if such redemption would otherwise qualify as an exchange under Section 302 of the Code, as determined by the holders of the Series A Preferred Stock in their sole discretion) of the outstanding shares of Series A Preferred Stock at a price per share (the "Call Price") equal to the greater of:

                        (A) an amount equal to (1) the average closing price per share of Common Stock on the Nasdaq Stock Market for the twenty (20) trading days prior to (and not including) the Call Date (as defined below) multiplied by (2) the number of shares of Common Stock into which a share of Series A Preferred Stock (and any accumulated but unpaid dividends thereon) is convertible as of the Call Date; and

                        (B) the Stated Value plus all accumulated but unpaid dividends thereon as of the Call Date.

                  (ii) On each Call Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock specified in the related Call Notice (as defined below).

            (b) Call Notice. The Corporation shall provide written notice (a "Call Notice") to each holder of Series A Preferred Stock of the Corporation's intent to redeem shares of Series A Preferred Stock pursuant to Section 5(a) at least thirty (30) days prior to the date on which such shares shall be redeemed (the "Call Date"). Any Call Notice shall be delivered to each holder of record of Series A Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 12 below. Each Call Notice shall state:

                  (i)   the Call Date;

                  (ii)  the Call Price;

                  (iii) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Call Date;

                  (iv) the date upon which the holder's right to convert such shares terminates (as determined in accordance with Section 4 above); and

                  (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) representing the shares of Series A Preferred Stock to be redeemed.

            (c) Surrender of Certificates; Payment. On or before the applicable Call Date, each holder of shares of Series A Preferred Stock to be redeemed on such Call Date, unless such holder has exercised its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated in the Call Notice, and thereupon the Call Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

            (d) Rights Subsequent to Call. If the Call Notice shall have been duly given, and if on the applicable Call Date the Call Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Call Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Call Date and all rights with respect to such shares shall forthwith after the Call Date terminate, except only the right of the holders to receive the Call Price without interest upon surrender of their certificate or certificates therefor.

            (e) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed pursuant to this Section 5 or Section 6 below or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series A Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following any redemption.

      6. Redemption at the Option of the Holders of Series A Preferred Stock.

            (a) Holder Right to Require Redemption. At any time, and from time to time, on or after the fifth (5th) anniversary of the Series A Original Issue Date, each holder of Series A Preferred Stock may, in its sole discretion, require the Corporation to redeem all or any portion of the shares of Series A Preferred Stock held by such holder at a price per share equal to the Stated Value plus accumulated but unpaid dividends as of the Put Date (as defined below) (the "Put Price"), by providing the Corporation with written notice requesting such redemption (a "Put Notice").

            (b) The process for effecting any such redemption shall be as follows:

                  (i) Within fifteen (15) days after the receipt of an Put
            Notice, the Corporation shall send to each holder of Series A Preferred Stock a notice (the "Corporation Notice") which shall (A) state the number of shares of Series A Preferred Stock that are the subject of the applicable Put Notice, and (B) specify a date (a "Put Date") as of which a redemption pursuant to this Section 6 shall be effected and the date by which a holder may elect to join in the redemption pursuant to Section (b)(ii) below. Each Put Date shall be not more than forty (40) days following the date on which the related Corporation Notice is sent by the Corporation.

                  (ii) Within ten (10) days after receipt of the Corporation
            Notice, each holder of Series A Preferred Stock may provide notice to the Corporation that such holder wishes to include all or a portion of its shares of Series A Preferred Stock in such Put Notice and stating the number of shares to be so included (and, thereafter such shares shall be deemed to be included in such Put Notice).

                  (iii) At least ten (10) days prior to the Put Date, the
            Corporation shall provide each holder of Series A Preferred Shares for which redemption was requested with written notice ("Closing Notice") that states (i) the applicable Put Price, (ii) the applicable Put Date, (iii) the number of shares requested to be redeemed on that Put Date, (iv) the number of shares of Series A Preferred Stock to be redeemed on such date, and (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or affidavit of loss and indemnity agreement) representing the shares of Series A Preferred Stock to be redeemed.

                  (iv) Subject to the limitations above in this Section 6, on the applicable Put Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder for which redemption was requested, that number of outstanding shares of Series A Preferred Stock specified or deemed to be included in the Put Notice. In the event the Corporation does not have sufficient funds legally available to redeem on such Put Date all shares of Series A Preferred Stock to be redeemed on such Put Date, the Corporation shall redeem a pro rata portion of each holder's shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation has not redeemed all outstanding shares of Series A Preferred Stock which are to be redeemed within one hundred twenty (120) days following the date on which the related Put Notice is sent by the Corporation, the Dividend Rate with regard to any shares of Series A Preferred Stock that remain outstanding shall be twelve percent (12%) per annum from the date of the Put Notice until such date as such shares are actually redeemed.

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            (c) Put Notice and Other Notices. Any Put Notice shall be delivered to the Corporation, and any Corporation Notice or Closing Notice shall be delivered to each holder of record of Series A Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 12 below.

            (d) Surrender of Certificates; Payment. On or before the applicable Put Date, each holder of shares of Series A Preferred Stock to be redeemed on such Put Date, unless such holder has exercised its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated by the Corporation in its notice pursuant to this Section 6, and thereupon the Put Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

            (e) Rights Subsequent to Put. If the Put Notice shall have been duly given, and if on the applicable Put Date the Put Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Put Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Put Date and all rights with respect to such shares shall forthwith after the Put Date terminate, except only the right of the holders to receive the Put Price without interest upon surrender of their certificate or certificates therefor.

      7. Preemptive Rights.

            (a) Definitions. For purposes hereof, the following definitions shall apply:

                  (i) "Acceptance" means a written notice from a holder of
            Series A Preferred Stock to the Corporation containing the information specified in Section 7(b)(ii).

                  (ii) "Available Unsubscribed Amount" means the difference
            between the total of all of the Basic Amounts available for purchase by holders of Series A Preferred Stock pursuant to Section 7(b)(i) and the Basic Amounts subscribed for pursuant to Section 7(b)(ii).

                  (iii) "Basic Amount" means, with respect to a holder of Series
            A Preferred Stock, its pro rata portion of the Securities, determined by multiplying the number of Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by such holder (giving effect to the conversion into Common Stock of all shares of convertible preferred stock and exercise of all warrants (assuming cashless exercise) then held by such holder) and the denominator of which is the total number of shares of Common Stock then outstanding (giving effect to the conversion into Common Stock of all shares of convertible preferred stock or other convertible securities and exercise of all options, warrants (assuming cashless exercise) or other rights to purchase Securities of the Corporation then outstanding).

                  (iv) "Offer" means a written notice of any proposed issuance, sale or exchange of Securities containing the information specified in Section 7(b)(i).

                  (v) "Refused Securities" means those Securities as to which an
            Acceptance has not been given by holders of Series A Preferred Stock pursuant to Section 7(b)(ii).

                  (vi) "Securities" means (a) any shares of Common Stock, (b)
            any other equity securities of the Corporation, including shares of preferred stock, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Corporation, or (d) any debt securities convertible into capital stock of the Corporation.

                  (vii) "Unsubscribed Amount" means, with respect to a holder of
            Series A Preferred Stock, any additional portion of the Securities attributable to the Basic Amounts of other holders of Series A Preferred Stock as such holder indicates it will purchase or acquire should the other holders subscribe for less than their Basic Amounts.

            (b) Rights of Investors.

                  (i) The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Securities, unless in each such case the Corporation shall have first complied with this Section 7. The Corporation shall deliver to each holder of Series A Preferred Stock an Offer, which shall (a) identify and describe the Securities, (b) describe the price (expressed in either a fixed dollar amount or a definitive formula pursuant to which the only variable is the market price of the Common Stock at or near the time of the proposed issuance, sale or exchange) and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Securities to be issued, sold or exchanged, (c) identify the offerees or purchasers (if known) to which or with which the Securities are to be offered, issued, sold or exchanged, and (d) offer to issue and sell to or exchange with such holder of Series A Preferred Stock (1) such holder's Basic Amount and (2) such holder's Unsubscribed Amount.

                  (ii) To accept an Offer, in whole or in part, a holder of
            Series A Preferred Stock must deliver to the Corporation, on or prior to the date fifteen (15) days after the date of delivery of the Offer, an Acceptance indicating the portion of the holder's Basic Amount that such holder elects to purchase and, if such holder shall elect to purchase all of its Basic Amount, the Unsubscribed Amount (if any) that such holder elects to purchase. If the Basic Amounts subscribed for by all holders of Series A Preferred Stock are less than the total of all of the Basic Amounts available for purchase, then each holder who has set forth an Unsubscribed Amount in its Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Unsubscribed Amount it has subscribed for; provided, however, that if the Unsubscribed Amounts subscribed for exceed the Available Unsubscribed Amount, each holder who has subscribed for any Unsubscribed Amount shall be entitled to purchase only that portion of the Available Unsubscribed Amount as the Unsubscribed Amount subscribed for by such holder bears to the total Unsubscribed Amounts subscribed for by all holders of Series A Preferred Stock, subject to rounding by the Board to the extent it deems reasonably necessary.

                  (iii) The Corporation shall have ninety (90) days from the expiration of the period set forth in Section 7(b)(ii) to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including unit prices and interest rates) that are not more favorable, in the aggregate, to the offerees or purchasers than those set forth in the Offer.

                  (iv) In the event the Corporation shall propose to sell less than all the Refused Securities, then each holder of Series A Preferred Stock may, at its sole option and in its sole discretion, reduce the number or amount of the Securities specified in its Acceptance to an amount that shall be not less than the number or amount of the Securities that the holder elected to purchase pursuant to Section 7(b)(ii) multiplied by a fraction, (i) the numerator of which shall be the number or amount of Securities the Corporation actually proposes to issue, sell or exchange (including Securities to be issued or sold to holders of Series A Preferred Stock pursuant to Section 7(b)(ii) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Securities. In the event that any holder so elects to reduce the number or amount of Securities specified in its Acceptance, the Corporation may not issue, sell or exchange more than the reduced number or amount of the Securities unless and until such securities have again been offered to the holders of Series A Preferred Stock in accordance with Section 7(b)(ii).

                  (v) Upon (a) the closing of the issuance, sale or exchange of all or less than all of the Refused Securities or (b) such other date agreed to by the Corporation and the holders of Series A Preferred Stock who have subscribed for a majority of the Securities subscribed for by the holders of Series A Preferred Stock, such holder or holders shall acquire from the Corporation and the Corporation shall issue to such holder or holders, the number or amount of Securities specified in the Acceptances, as reduced pursuant to Section 7(b)(iv) if any of the holders has so elected, upon the terms and conditions specified in the Offer.

                  (vi) The purchase by the holders of Series A Preferred Stock of any Securities is subject in all cases to the preparation, execution and delivery by the Corporation and the holders of Series A Preferred Stock of a purchase agreement relating to such Securities reasonably satisfactory in form and substance to the holders of Series A Preferred Stock and their respective counsel.

                  (vii) Securities not acquired by the holders of Series A
            Preferred Stock in accordance with Section 7(b)(ii) and not sold pursuant to Section 7(b)(iii) may not be issued, sold or exchanged until they are again offered to the holders of Series A Preferred Stock under the procedures specified in this Section 7.

            (c) Excluded Transactions. The rights of the holders of Series A Preferred Stock under this Section 7 shall not apply to:

                  (i) any issuance of securities of the Corporation for
            consideration other than cash, including the issuance of shares (i) as a stock dividend to holders of Common Stock, Series A Preferred Stock or any other Corporation securities, or upon any subdivision or combination of shares of Common Stock, Series A Preferred Stock or any other Corporation securities and (ii) upon exercise or conversion of preferred stock, options, warrants or debt securities exercisable or convertible for Common Stock pursuant to their terms; and

                  (ii) any issuance of securities of the Corporation if such issuance is excluded from the definition of "Additional Shares of Common Stock" under clauses (I) through (V) of Section 4(d)(i)(D) above.

      8. Waivers. The holders of Series A Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, subject to applicable law.

      9. Registration of Series A Preferred Stock. The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "Series A Preferred Stock Register"), in the name of the record holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary.

      10. Registration of Transfers. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder.

      11. Replacement Certificates. If any certificate evidencing Series A Preferred Stock, or Common Stock issued upon conversion thereof, is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of an affidavit of loss and indemnity agreement reasonably satisfactory to the Corporation evidencing such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

      12. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Pacific time) and electronic confirmation of receipt is received by the sender, (ii) the day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 14661 Franklin Avenue, Tustin, California 92780, facsimile: (714) 481-4141, attention: Chief Executive Officer and President, or (ii) if to a holder of Series A Preferred Stock, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section.

                                      * * *

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed as of June 17, 2004.

                               MTI TECHNOLOGY CORPORATION

                               By: _______________________________________
                                   Thomas P. Raimondi, Jr.
                                   President and Chief Executive Officer